UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 14, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation Arrangements for Non-Employee Directors

On August 14, 2013, the Board of Directors of VIVUS, Inc., or the Company, approved changes to the cash and equity compensation arrangement for the Company’s non-employee directors.  The new cash and equity compensation arrangement is effective as of July 19, 2013.

Under the new cash compensation arrangement, each non-employee director will receive an annual retainer of $40,000, with the Chairman of the Board receiving an additional $25,000 per year, the Chairman of the Audit Committee receiving an additional $15,000 per year, the Chairman of the Compensation Committee receiving an additional $12,000 per year and the Chairman of the Nominating and Governance Committee receiving an additional $7,500 per year.  The annual retainers are paid in equal quarterly installments.

Under the new equity compensation arrangement, following the initial appointment or election to the Board of Directors, each non-employee director will be granted a non-qualified stock option to purchase 25,000 shares of Common Stock with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant, or the Initial Option.  Initial Options (i) vest monthly over three years on each monthly anniversary date commencing on the date service as a non-employee director began and will continue to vest so long as the non-employee director continues service to the Company on such dates; (ii) have a seven year term; and (iii) have a six month post-termination exercise period.

Thereafter, provided that the non-employee director is re-elected to the Board of Directors and has served as a director for at least six (6) months as of such election date, each such non-employee director will be granted on the date of the Annual Meeting of Stockholders a non-qualified stock option to purchase a number of shares of Common Stock to be determined by the Board of Directors with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant, or the Subsequent Option. Subsequent Options (i) vest monthly over one year following the date of grant so long as the non-employee director continues service to the Company on such dates; (ii) have a seven year term; and (iii) have a six month post-termination exercise period.

On August 14, 2013, the Board of Directors approved Initial Options for each of Michael James Astrue, J. Martin Carroll, Samuel F. Colin, M.D., Alexander J. Denner, Ph.D., Johannes J.P. Kastelein, Mark B. Logan, David York Norton, Jorge Plutzky, M.D., Herman Rosenman and Robert N. Wilson for 25,000 shares of the Company’s Common Stock.  Initial Options were granted to all non-employee directors of the reconstituted Board of Directors under the new equity compensation arrangement with vesting commencing under such Initial Options on July 19, 2013.

In addition, on August 14, 2013, the Board of Directors approved that vesting under all outstanding restricted stock unit grants for each of Mr. Carroll, Mr. Logan, Dr. Plutzky and Mr. Wilson will be accelerated on a pro rata basis from the vesting commencement dates under such grants through July 18, 2013.  Any unvested restricted stock units under such grants will be canceled effective August 14, 2013 and returned to the Company’s 2010 Equity Incentive Plan.

Item 5.07.  Submission of Matters to a Vote of Security Holders

On August 14, 2013, the Company, held its reconvened 2013 Annual Meeting of Stockholders, or the Annual Meeting.  At the Annual Meeting, the Company’s stockholders elected eleven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified; approved, on an advisory basis, the Company’s executive compensation; and ratified the Company’s appointment of OUM & Co. LLP as the Company’s independent registered public accounting firm for fiscal year 2013.  As previously disclosed, the Company intends to continue to solicit stockholder approval, on an advisory basis, of the Company’s executive compensation on an annual basis at least until the next advisory vote on the frequency of stockholder advisory votes occurs.  The next advisory vote regarding the frequency of stockholder advisory votes on executive compensation is required to occur no later than the Company’s 2017 Annual Meeting of Stockholders.

The Company’s independent inspector of election reported the voting results as follows:

(i)  Election of eleven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Name	For	Withheld	Broker Non-Votes
Michael James Astrue	52,959,670	477,531	30,885,278
J. Martin Carroll	52,918,711	518,490	30,885,278
Samuel F. Colin, M.D.	52,952,814	484,387	30,885,278
Alexander J. Denner, Ph.D.	52,968,552	468,649	30,885,278
Johannes J.P. Kastelein	52,970,211	466,990	30,885,278
Mark B. Logan	52,636,291	800,910	30,885,278
David York Norton	52,971,853	465,348	30,885,278
Jorge Plutzky, M.D.	52,914,307	522,894	30,885,278
Herman Rosenman	52,956,416	480,785	30,885,278
Robert N. Wilson	52,887,456	549,745	30,885,278
Anthony P. Zook	52,954,983	482,218	30,885,278

(ii)  Approval of, on an advisory basis, the Company’s executive compensation:

For	Against	Abstain	Broker Non-Votes
52,044,190	1,194,339	246,360	30,885,278

(iii)  Ratification of the appointment of OUM & Co. LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013:

For	Against	Abstain	Broker Non-Votes
82,820,708	1,350,863	198,596	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

	By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date: August 19, 2013